PRESS RELEASE

FOR IMMEDIATE RELEASE

MAXUS REAL PROPERTY INVESTORS DECLARES RESULTS OF TENDER OFFER AND CASH DISTRIBUTION TO LIMITED PARTNERS

   Kansas City, Missouri (June 14, 2001) -- Maxus Real Property Investors-Four, L.P., referred to hereinafter as the "Partnership," announced today that the Partnership has redeemed 1,376 limited partnership units of the Partnership at $300 per unit in connection with its tender offer that expired on June 5, 2001. As a result, there are now 12,153 outstanding limited partnership units. The Partnership has sent checks to each of the limited partners tendering their units in payment for the units redeemed.

   The Partnership also announced today that its general partner, Maxus Capital Corp., a Missouri corporation, pursuant to Section 5.1D(vii) of the Partnership's Amended and Restated Agreement and Certificate of Limited Partnership, as amended (the "Partnership Agreement"), declared a cash distribution of $10.00 per limited partnership unit. These funds are available as a result of the refinancing of Woodhollow Apartments and as a result of the Partnership's tender offer not being fully subscribed. The cash distribution is being made to the limited partners holding units of record as of June 15, 2001 pursuant to Section 8.2.B(i) of the Partnership Agreement. The General Partner anticipates that the cash distribution will be paid on July 10, 2001.

   The Partnership was organized to invest primarily in income-producing real properties such as shopping centers, office buildings, and other commercial properties, apartment buildings, warehouses, and light industrial properties. The Partnership's portfolio is comprised of an apartment building located in West St. Louis County, Missouri (Woodhollow Apartments).


Contact: Christine A. Robinson
         Maxus Capital Corp.
         104 Armour Road
         North Kansas City, Missouri 64116
         (816) 303-4500
         (816) 221-1829; fax